Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM CORPORATION ANNOUNCES STRATEGIC INVESTMENT

IN THE COMPANY BY RCH ENERGY OPPORTUNITY FUND II, LP

DENVER, COLORADO, June 4, 2008 – CREDO Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas company, reported today that the company and certain of its directors have entered into agreements with RCH Energy Opportunity Fund II, LP (“RCH” or the “Fund”) a private investment fund based in Houston, Texas, whereby RCH will acquire approximately 17.5% of CREDO’s outstanding stock.  Closing under the agreements is subject to certain customary closing conditions.

RCH will acquire a total of 1,837,000 shares of the company’s stock at a price of $14.50 per share, representing a 13% premium to the stock’s 30-day moving average.  CREDO will sell 1,150,000 newly issued common shares, or approximately 11% of the company’s total outstanding shares on a proforma basis.  Directors Huffman, Stevens and Skewes will sell 425,000, 192,000 and 70,000 shares, respectively, or about 40% of the CREDO shares held by Mr. Huffman and his family and approximately 50% of the shares held by Messrs. Stevens and Skewes.  CREDO’s Board will be expanded from six to seven members and RCH will nominate two directors, one to fill a current vacancy on the Board and another to fill the newly created Board seat.

All of the shares acquired by RCH will initially be restricted and not freely tradable in the open market, however, RCH will have certain future registration rights.  The company agreement contains a standstill provision providing that RCH will not purchase additional CREDO stock for a period of two years from the date of the agreement without the consent of the Board of Directors.

James T. Huffman, CREDO’s Chief Executive Officer and Chairman of the Board of Directors, stated, “We are very pleased to have RCH as an investor and strategic partner.  RCH is a successful and highly regarded investor in oil and gas companies, both public and private.  We are excited about the knowledge and experience they will bring to our business.”

Mark Meyer, President of RR Advisors, LLC, the General Partner of the Fund, said, “We look forward to entering into a long-term partnership with CREDO and its shareholders.  Jim Huffman and his team have built a solid asset base and a company which is uniquely positioned in the industry.  We intend to help the company further exploit its existing opportunity set, accelerate growth through the capture of new opportunities, and enhance value for all of its shareholders.”

This transaction represents the culmination of an extensive evaluation process started last year whereby the company’s management and directors, in consultation with Merrill Lynch & Co., have thoroughly reviewed and explored strategic options and alternatives available to CREDO.  In addition to new capital, this transaction brings directors to CREDO’s Board who have extensive technical engineering, financial and capital market experience in the oil and gas industry.

“CREDO has a strong asset base with excellent growth potential in both its conventional oil and gas and intellectual property assets,” Huffman said.  “The RCH transaction will allow us to accelerate development of our oil and gas properties and to consolidate our Calliope ownership.  In addition, both CREDO and RCH expect this relationship to substantially increase CREDO’s opportunities to monetize Calliope.”

Merrill Lynch & CO. represented CREDO in the transaction and Davis Graham & Stubbs LLP acted as legal counsel to CREDO.

Proceeds from the RCH investment totaling $16,675,000 will be used, among other things, to fund increased exploration and development of properties where the company currently has unbooked reserves.  In addition, the company will consolidate ownership in its Calliope Gas Recovery System by purchasing the Calliope patents together with the 13.75% ownership in Calliope and related intellectual property that the company does not already own.

CREDO and RCH previously entered into a Calliope joint venture agreement in January of this year.  Subsequent discussions ultimately culminated in RCH purchasing a significant stake in the company and becoming part of CREDO’s policy and direction-setting team.  The new relationship with RCH as an equity owner and decision making partner is intended to meaningfully expand the existing relationship, creating an enhanced opportunity for CREDO to present, promote and implement Calliope as a growth opportunity to a larger universe of private and public oil and gas companies.

About CREDO Petroleum Corporation— CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil and in application of its patented Calliope Gas Recovery System.  CREDO owns working and royalty interests in approximately 1,445 wells.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

About RCH Energy Opportunity Fund II, LLP— RCH Energy Opportunity Fund II, L.P. is a private investment fund headquartered in Houston, Texas that focuses exclusively on the oil and gas sector.  The Fund’s investment in CREDO Petroleum Corporation is managed by John Rigas and Mark Meyer, both of whom have extensive operating, technical and financial experience in the oil and gas industry.

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For more information about the company, visit http://www.credopetroleum.com.

Contact:                                   James T. Huffman

President

or

David E. Dennis

Chief Financial Officer

303-297-2200

Web Site:                              www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2007 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.